Exhibit 4.1

COMMON STOCK PURCHASE WARRANT

CHF SOLUTIONS, INC.

#W-1 Issue Date: May 30, 2019	Warrant to Purchase up to 100,000 Shares of Common Stock

THIS IS TO CERTIFY that, for value received, the receipt and sufficiency of which is hereby acknowledged, Redington, Inc. (the “Holder”) is entitled, subject to the terms and conditions hereinafter set forth below, to subscribe for and purchase from CHF Solutions, Inc., a Delaware corporation (the “Company”) up to one hundred thousand (100,000) shares (as subject to adjustment hereunder, the “Warrant Shares”) of the Company’s common stock, par value $0.0001 per share (the “Common Stock”), in accordance with the vesting schedules below, each of which are subject to the public announcement by the Company of the receipt by the Company from the U.S. Food and Drug Administration of clearance or approval of a modification to the product label for the Aquadex FlexFlow system (or the same or similar product with a different name) to include pediatric patients (“FDA Approval”), by surrendering to the Company this Warrant Certificate, together with a duly completed and executed Notice of Exercise (as hereinafter defined).

Section 1.             Definitions. In addition to the terms defined elsewhere in this Warrant, the following terms have the meanings indicated in this Section 1:

“Bid Price” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the bid price of the Common Stock for the time in question (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)),  (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company;

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of New York are authorized or required by law or other governmental action to close;

“Capital Reorganization” means: (i) any reclassification of the Common Stock at any time outstanding; (ii) any change of the Common Stock at any time outstanding into other shares or securities; (iii) any sale of all of the Common Stock at any time outstanding to a third party; or (iv) any consolidation, amalgamation or merger of the Company with or into any other corporation or other entity (other than a consolidation, amalgamation or merger which does not result in a reclassification of the outstanding Common Stock or a change of the Common Stock into other shares or securities) and, for the avoidance of doubt, the term “Capital Reorganization” shall not include a Share Reorganization;

“Notice of Exercise” means the form of notice annexed hereto as Schedule A;

“Share Reorganization” has the meaning ascribed thereto in Section 8(b);

“Trading Day” means a day on which the Common Stock is traded on a Trading Market;

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, the New York Stock Exchange, OTCQB or OTCQX (or any successors to any of the foregoing);

“Transfer Agent” means American Stock Transfer & Trust Company, the current transfer agent of the Company, with a mailing address of 59 Maiden Lane, New York, New York and a facsimile number of 718-236-4588, and any successor transfer agent of the Company.

“VWAP” means, for any date, the price determined by the first of the following clauses that applies: (a) if the Common Stock is then listed or quoted on a Trading Market, the daily volume weighted average price of the Common Stock for such date (or the nearest preceding date) on the Trading Market on which the Common Stock is then listed or quoted as reported by Bloomberg L.P. (based on a Trading Day from 9:30 a.m. (New York City time) to 4:02 p.m. (New York City time)), (b)  if OTCQB or OTCQX is not a Trading Market, the volume weighted average price of the Common Stock for such date (or the nearest preceding date) on OTCQB or OTCQX as applicable, (c) if the Common Stock is not then listed or quoted for trading on OTCQB or OTCQX and if prices for the Common Stock are then reported in the “Pink Sheets” published by OTC Markets Group, Inc. (or a similar organization or agency succeeding to its functions of reporting prices), the most recent bid price per share of the Common Stock so reported, or (d) in all other cases, the fair market value of a share of Common Stock as determined by an independent appraiser selected in good faith by the Holder and reasonably acceptable to the Company, the fees and expenses of which shall be paid by the Company; and

“Warrant” means the common share purchase warrant represented by this Warrant Certificate.

Section 2.            Exercise Price. The Warrant represented by this Warrant Certificate entitles the Holder, to the extent the Warrant has vested pursuant to Section 3 below, to subscribe for and purchase up to 100,000 shares of Common Stock at a price per share equal to $3.18, the closing price of the Company’s Common Stock on May 30, 2019 (the “Exercise Price”), which price shall be subject to adjustment as hereinafter provided.

Section 3.            Vesting of Warrants.

(a)
       Vesting With FDA Approval. The shares of Common Stock subject to the Warrant will vest and become exercisable in the amounts listed in the table below upon the Company’s determination, in its sole discretion that the applicable Share Price Targets as set forth in the table below (each a “Share Price Target” and, together, the “Share Price Targets”) have been achieved on ten (10) of any thirty (30) consecutive trading days (a “Trading Period”) within the 100-day period following the announcement by the Company of the FDA Approval (the “FDA Approval Performance Period”).

Number of Shares	Share Price Target

25,000	the closing price per share of the Common Stock on the Trading Market is at least $7.50

25,000	the closing price per share of the Common Stock on the Trading Market is at least $8.50

25,000	the closing price per share of the Common Stock on the Trading Market is at least $9.50

25,000	the closing price per share of the Common Stock on the Trading Market is at least $10.50

(b)
         Vesting Without FDA Approval before December 31, 2019. The shares of Common Stock subject to the Warrant will vest and become exercisable in the amounts listed in the table below upon the Company’s determination, in its sole discretion that the applicable Share Price Targets during the Trading Period within the 18-months following the date of this Warrant Certificate have been achieved (the “No FDA Approval Performance Period”).

Number of Shares	Share Price Target

25,000	the closing price per share of the Common Stock on the Trading Market is at least 50% above the Exercise Price during a Trading Period

25,000	the closing price per share of the Common Stock on the Trading Market is at least 100% above the Exercise Price during a Trading Period

25,000	the closing price per share of the Common Stock on the Trading Market is at least 150% above the Exercise Price during a Trading Period

25,000	the closing price per share of the Common Stock on the Trading Market is at least 200% above the Exercise Price during a Trading Period

For the avoidance of doubt, for purposes of vesting in a number of shares, a Share Price Target shall not be deemed to occur more than once and accordingly, the maximum amount of shares that may vest pursuant to either schedule above will be 100,000 shares, however, more than one Share Price Target can be achieved based on the closing stock prices within a Trading Period. The Warrant to acquire any shares relating to Share Price Targets that are not achieved during the FDA Approval Performance Period or No FDA Approval Performance Period, as applicable, will be immediately forfeited effective as of the last day of the FDA Approval Performance Period or No FDA Approval Performance Period, as applicable, and the Holder will have no right, title or interest to acquire these shares following the FDA Approval Performance Period or No FDA Approval Performance Period, as applicable.

Section 4.            Expiration of Warrants. All rights under this Warrant Certificate which have not been exercised shall cease and this Warrant Certificate shall be wholly void and of no valid or binding effect at 5:00 PM (Eastern Standard Time) on May 30, 2024 (“Termination Date”).

Section 5.             Exercise of Warrants.

(a)
Cashless Exercise. If at the time of exercise hereof there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Warrant Shares to the Holder, then this Warrant may also be exercised, in whole or in part, at such time by means of a “cashless exercise” in which the Holder shall be entitled to receive a number of Warrant Shares equal to the quotient obtained by dividing [(A-B) (X)] by (A), where:

(A) = as applicable: (i) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise if such Notice of Exercise is (1) both executed and delivered pursuant to Section 2(a) hereof on a day that is not a Trading Day or (2) both executed and delivered on a Trading Day prior to the opening of “regular trading hours” (as defined in Rule 600(b)(64) of Regulation NMS promulgated under the federal securities laws) on such Trading Day, (ii) at the option of the Holder, either (y) the VWAP on the Trading Day immediately preceding the date of the applicable Notice of Exercise or (z) the Bid Price of the Common Stock on the principal Trading Market as reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise if such Notice of Exercise is executed during “regular trading hours” on a Trading Day and is delivered within two (2) hours thereafter (including until two (2) hours after the close of “regular trading hours” on a Trading Day) or (iii) the VWAP on the date of the applicable Notice of Exercise if the date of such Notice of Exercise is a Trading Day and such Notice of Exercise is both executed and delivered after the close of “regular trading hours” on such Trading Day;

(B) = the Exercise Price of this Warrant, as adjusted hereunder; and

(X) = the number of Warrant Shares that would be issuable upon exercise of this Warrant in accordance with the terms of this Warrant if such exercise were by means of a cash exercise rather than a cashless exercise.

In connection with clause (ii) in (A) above, upon written request of the Company, the Holder will provide evidence reasonably acceptable to the Company of the Bid Price of the Common Stock on the principal Trading Market that was reported by Bloomberg L.P. as of the time of the Holder’s execution of the applicable Notice of Exercise.

If Warrant Shares are issued in such a cashless exercise, the parties acknowledge and agree that in accordance with Section 3(a)(9) of the Securities Act of 1933, as amended, the Warrant Shares shall take on the registered characteristics of the Warrants being exercised.

Without limiting the rights of a Holder to receive Warrant Shares on a “cashless exercise” and without limiting the liquidated damages provision in Section 2(b)(i), in no event will the Company be required to net cash settle a Warrant exercise.

Notwithstanding anything herein to the contrary, on the Termination Date, this Warrant shall be automatically exercised via cashless exercise pursuant to this Section 2(a).

(b)
Delivery of Warrant Shares Upon Exercise.  The Company shall cause the Warrant Shares purchased hereunder to be transmitted by the Transfer Agent to the Holder by crediting the account of the Holder or its designee’s balance account with The Depository Trust Company through its Deposit or Withdrawal at Custodian system (“DWAC”) if the Company is then a participant in such system and either (A) there is an effective registration statement permitting the issuance of the Warrant Shares to or resale of the Warrant Shares by Holder or (B) this Warrant is being exercised via cashless exercise, and otherwise by physical delivery of a certificate, registered in the Company’s share register in the name of the Holder or its designee, for the number of Warrant Shares to which the Holder is entitled pursuant to such exercise to the address specified by the Holder in the Notice of Exercise by the date that is the earliest of (i) two (2) Trading Days after the delivery to the Company or the Warrant Agent of the Notice of Exercise, (ii) one (1) Trading Day after delivery of the aggregate Exercise Price to the Company, and (iii) the number of Trading Days comprising the Standard Settlement Period after the delivery to the Company or the Transfer Agent of the Notice of Exercise (such date, the “Warrant Share Delivery Date”).   Upon delivery of the Notice of Exercise, the Holder shall be deemed for all corporate purposes to have become the holder of record of the Warrant Shares with respect to which this Warrant has been exercised, irrespective of the date of delivery of the Warrant Shares, provided that payment of the aggregate Exercise Price (other than in the case of a cashless exercise) is received within the earlier of (i) two (2) Trading Days and (ii) the number of Trading Days comprising the Standard Settlement Period following delivery of the Notice of Exercise.  The Company agrees to maintain a transfer agent that is a participant in the FAST program so long as this Warrant remains outstanding and exercisable.  As used herein, “Standard Settlement Period” means the standard settlement period, expressed in a number of Trading Days, on the Company’s primary Trading Market with respect to the Common Stock as in effect on the date of delivery of the Notice of Exercise.

(c)
Unexercised Warrants. In the event that the Warrant is exercised for less than the maximum number of shares of Common Stock which may be purchased pursuant to the exercise thereof, the Company shall, upon the surrender of this Warrant Certificate in accordance with the terms herein, issue a replacement warrant certificate representing the right to subscribe for the remaining number of shares of Common Stock which the Holder is entitled to subscribe for (which if issued after the FDA Approval Performance Period or No FDA Approval Performance Period, as applicable, shall represent only the remaining number of such shares that have vested and not been exercised).

Section 6.             Not a Stockholder. For the avoidance of doubt, nothing in this Warrant Certificate or in the holding of the Warrant evidenced hereby shall be construed as conferring upon the Holder any right or interest whatsoever as a stockholder of the Company.

Section 7.           No Fractional Shares. Notwithstanding any provisions to the contrary herein, the Company shall not be required to issue any fractional shares in the capital of the Company in connection with any exercise of the Warrant. If the calculation of the number of shares of Common Stock issuable upon such exercise results in a number which includes a fraction of whole shares, the Company shall issue to the Holder the largest number of whole shares into which the Warrant is exercisable and make a cash payment to the Holder in lieu of the fractional share in an amount determined in good faith by the Company’s board of directors.

Section 8.              Adjustment of Subscription Rights.

(a)          Capital Reorganization. If at any time while all or any portion of the Warrant remains outstanding there shall be a Capital Reorganization and the Holder exercises the Warrant after the effective date of such Capital Reorganization, the Holder shall be entitled to receive, in lieu of the number of shares of Common Stock to which it was theretofore entitled to receive upon such exercise, the kind and amount of securities or property (including cash) which the Holder would have been entitled to receive as a result of such Capital Reorganization if, on the effective date thereof immediately prior to the Capital Reorganization, the Holder had been the registered holder of the number of shares of Common Stock to which the Holder was theretofore entitled to receive upon exercise of the Warrant.

(b)        Share Reorganization. If at any time while all or any portion of the Warrant remains outstanding the Company shall (i) subdivide the Common Stock then outstanding into a greater number of shares of Common Stock or (ii) consolidate the Common Stock then outstanding into a lesser number of shares of Common Stock (each such event, a “Share Reorganization”), then:

(i) the Exercise Price will be adjusted on the effective date of the Share Reorganization by multiplying the Exercise Price in effect immediately prior to such date by a fraction (A) the numerator of which is the number of shares of Common Stock outstanding immediately before giving effect to the Share Reorganization and (B) the denominator of which is the number of shares of Common Stock outstanding immediately after giving effect to the Share Reorganization; and

(ii) concurrent with each adjustment of the Exercise Price in accordance with subparagraph 8(b)(i), the number of shares of Common Stock the Holder shall be entitled to acquire on any exercise of the Warrant shall be adjusted to that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock the Holder was entitled to acquire upon the exercise of the Warrant immediately prior to such adjustment by a fraction (A) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (B) the denominator of which is Exercise Price resulting from such adjustment.

(c)          Dividend or Distributions Payable in Common Stock. If at any time while all or any portion of the Warrant remains outstanding the Company shall pay a dividend or otherwise make a distribution on the Common Stock or any other securities of the Company payable in Common Stock, then:

(i) the Exercise Price will be adjusted by multiplying the Exercise Price in effect immediately prior to such date by a fraction (A) the numerator of which is the number of shares of Common Stock outstanding immediately before giving effect to such dividend or distribution and (B) the denominator of which is the number of shares of Common Stock outstanding immediately after giving effect to such dividend or distribution; and

(ii) concurrent with each adjustment of the Exercise Price in accordance with subparagraph 8(c)(i), the number of shares of Common Stock the Holder shall be entitled to acquire on any exercise of the Warrant shall be adjusted to that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock the Holder was entitled to acquire upon the exercise of the Warrant immediately prior to such adjustment by a fraction (A) the numerator of which is the Exercise Price in effect immediately prior to such adjustment and (B) the denominator of which is Exercise Price resulting from such adjustment.

Any adjustment made pursuant to this Section 8(c) shall be made on the payment date for the applicable dividend or distribution; provided, however, that such adjustment shall be retroactive to the record date for such dividend or distribution.

(d)           Rules Regarding Adjustment of Subscription Rights.

(i) The adjustments provided for in this Section 8 are cumulative and shall be made successively whenever an event referred to herein shall occur.

(ii) In the event of any dispute arising with respect to the adjustments provided in this Section 8, such dispute will, absent manifest error, be conclusively resolved by a firm of certified public accountants (the costs of whom will be borne by the Company) appointed by the Company (who may be the Company’s auditors).

(iii) As a condition precedent to the taking of any action which would require any adjustment pursuant to this Section 8, the Company will take any corporate action which may, in the opinion of counsel, be necessary in order that the securities to which the Holder is entitled on the full exercise of the Warrant shall be available for such purpose and that such shares may be validly and legally issued as fully paid and non-assessable shares.

(iv) Any adjustment pursuant to this Section 8 is subject to the prior approval, if required, of a Trading Market or regulatory authority having jurisdiction over the Company.

(v) As promptly as reasonably practicable after the occurrence of any event which requires an adjustment pursuant to this Section 8, the Company will deliver a written notice to the Holder specifying in reasonable detail the nature of the event requiring the adjustment and the amount of the adjustment necessitated by such event.

Section 9.             Legends. Holder acknowledges that, to the extent applicable, each certificate evidencing any shares of Common Stock or other securities issued upon exercise of this Warrant shall be endorsed with the legend substantially in the form set forth below, as well as any additional legend as may be from time to time imposed or required by the Company or applicable securities laws:

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, TRANSFERRED, ASSIGNED, PLEDGED, OR HYPOTHECATED UNLESS AND UNTIL REGISTERED UNDER SUCH ACT, OR UNLESS THE COMPANY HAS RECEIVED AN OPINION OF COUNSEL OR OTHER EVIDENCE, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

Section 10.           Mutilated or Missing Warrant Certificates. Upon receipt of evidence satisfactory to the Company of the loss, theft, destruction or mutilation of this Warrant Certificate and, in the case of any such loss, theft or destruction, upon delivery of a bond or indemnity satisfactory to the Company, acting reasonably, or, in the case of any such mutilation, upon surrender of this Warrant Certificate, the Company will issue to the Holder a new certificate of like tenor in respect of the Warrant represented hereby.

Section 11.           Governing Law. This Warrant Certificate shall be governed by and construed in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Warrant shall be governed by, the internal laws of the State of Delaware, without giving effect to any choice of law or conflict of law provision or rule.

Section 12.           Severability. If any one or more of the provisions or parts thereof contained in this Warrant Certificate should be or become invalid, illegal or unenforceable in any respect in any jurisdiction, the remaining provisions or parts thereof contained herein shall be and shall be conclusively deemed to be, as to such jurisdiction, severable therefrom and (a) the validity, legality or enforceability of such remaining provisions or parts thereof shall not in any way be affected or impaired by the severance of the provisions or parts thereof severed and (b) the invalidity, illegality or unenforceability of any provision or part thereof contained in this Warrant Certificate in any jurisdiction shall not affect or impair such provision or part thereof or any other provisions of this Warrant Certificate in any other jurisdiction.

Section 13.        Headings. The headings of the sections, subsections, paragraphs, subparagraphs and clauses of this Warrant Certificate have been inserted for convenience of reference only and do not define, limit, alter or enlarge the meaning of any provision of this Warrant Certificate.

Section 14.           Numbering of Articles, etc. Unless otherwise stated, a reference herein to a numbered or lettered Section, subparagraph or Schedules refers to the section, subparagraph or schedule bearing that number or letter in this Warrant Certificate.

Section 15.           Words Importing the Singular. Whenever used in this Warrant Certificate, words importing the singular number only shall include the plural and vice versa.

Section 16.           Day not a Business Day. In the event that any day on or before which any action is required to be taken hereunder is not a Business Day, then such action shall be required to be taken on or before the requisite time on the next succeeding day that is a Business Day. If the payment of any amount is deferred for any period, then such period shall be included for purposes of the computation of any interest payable hereunder.

Section 17.           Binding Effect. This Warrant Certificate and all of its provisions shall inure to the benefit of the Holder and its successors and permitted assigns and shall be binding upon the Company and its successors and permitted assigns.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the Company has caused this Warrant to be executed by its officer thereunto duly authorized as of the date first above indicated.

CHF SOLUTIONS, INC.

By:	/s/ John Erb
Name: John Erb
Title: CEO and Chairman of the Board

SCHEDULE A
NOTICE OF EXERCISE

(to be signed only upon exercise of this Warrant)

TO:	CHF SOLUTIONS, INC.

(1)  The undersigned hereby elects to purchase ________ Warrant Shares of the Company pursuant to the terms of the attached Warrant (only if exercised in full), and tenders herewith payment of the exercise price in full, together with all applicable transfer taxes, if any.

(2)  Payment shall take the form of (check applicable box):

[  ] in lawful money of the United States; or

[ ] if permitted the cancellation of such number of Warrant Shares as is necessary, in accordance with the formula set forth in subsection 5(a), to exercise this Warrant with respect to the maximum number of Warrant Shares purchasable pursuant to the cashless exercise procedure set forth in subsection 5(a).

(3)  Please issue said Warrant Shares in the name of the undersigned or in such other name as is specified below:

The Warrant Shares shall be delivered to the following DWAC Account Number:

[SIGNATURE OF HOLDER]

Name of Investing Entity:
Signature of Authorized Signatory of Investing Entity:
Name of Authorized Signatory:
Title of Authorized Signatory:
Date:

*	Signature must conform exactly with the name of the registered owner on the Warrant Certificate included herewith.